Exhibit 10.6

Supplemental Agreement to Exclusive Business Cooperation Agreement

Supplemental Agreement to Exclusive Business Cooperation Agreement

This Supplemental Agreement to Exclusive Business Cooperation Agreement (“this Supplemental Agreement”) is made and entered into by and between the following Parties on January 1, 2011, the People’s Republic of China (“China” or “PRC”):

Party A:               Henan Sky Fortune Ecological Technology Co., Ltd.
Address:	Floor 4, Building 23, No. 1 Cuizhu Street, High and New Technology Industrial Development Zone, Zhengzhou, Henan Province, China

Party B:	Jiaozuo Yida Vegetable Oil Co., Ltd.
Address:	West Fengshou Road, Jiaozuo

Each of Party A and Party B shall be hereinafter referred to as a “Party” respectively, and as the “Parties” collectively.

Whereas,

1.
The Parties entered into an Exclusive Business Cooperation Agreement (“Original Agreement”) on July 12, 2010, according to which Party A will provide Party B with exclusive technical, consulting and other services in relation to Party B’s principal business utilizing its own advantages in human resources, technology and information;

2.	The Parties agree to conclude a supplemental agreement pursuant to Article 2, Article 5.1 and Article 12 of the Original Agreement with respect to the undetermined issues in the Original Agreement.

Now, therefore, through mutual discussion, the Parties have reached the following agreements:

1	Definition

Except for otherwise provided herein, the term used herein shall have the same meaning as that of the term used in the Original Agreement.

2	The Calculation and Payment of the Service Fees

             Both Parties agree to revise Article 2 of the Original Agreement as follows:

2.1	Party B shall pay an annual service fee to Party A in the equivalent amount of Party B’s audited total amount of net income of such year (the “Annual Service Fee”).

Strictly Confidential

Supplemental Agreement to Exclusive Business Cooperation Agreement

2.2	Party B shall pay the Annual Service Fee for the previous year to the following account of Party A before [月Month/日Date] of each year (the “Due Date”) in RMB cash:
                           Account Name: Henan Sky Fortune Ecological Technology Co., Ltd.
                           Opening Bank: [  ]
                           Account Number: [  ]

2.3
Upon the prior written consent by Party A, the Due Date of the payment of Annual Service Fee may be adjusted pursuant to the operational needs of Party B and such adjustment shall be confirmed in writing by both Parties.

3	Disposal of Assets

3.1
Without the written consent of Party A, Party B shall not dispose (including but not limited to transfer, sell, donate, abandon, mortgage, pledge, etc., hereinafter collectively referred to as “Dispose”) any of its assets (other than the sale of inventory in the ordinary course of Party B’s business as to which there shall be no limitation) valued more than RMB1 Million.

3.2	Party A shall have the right to instruct Party B to dispose any of Party B’s assets, and use the gains from such disposal for any lawful purposes.

4     Effectiveness and Termination

This Supplemental Agreement is executed on the date first above written and shall take effect as of such date.  If the Original Agreement were extended or terminated, this Supplemental Agreement shall be simultaneously extended or terminated.  This Supplemental Agreement and the Original Agreement shall be equally binding to the Parties.

5    Governing Law and Resolution of Disputes

5.1	The execution, effectiveness, construction, performance, amendment and termination of this Supplemental Agreement and the resolution of disputes hereunder shall be governed by the laws of China.

5.2
In the event of any dispute with respect to the construction and performance of the provisions of this Supplemental Agreement, the Parties shall negotiate in good faith to resolve the dispute. In the event the Parties fail to reach an agreement on the resolution of such a dispute within 30 days after any Party's request for resolution of the dispute through negotiations, any Party may submit the relevant dispute to the Zhengzhou Arbitration Commission for arbitration, in accordance with its then-effective arbitration rules. The arbitration shall be conducted in Zhengzhou, and the language used during arbitration shall be Chinese. The arbitration ruling shall be final and binding on both Parties.

5.3
Upon the occurrence of any disputes arising from the construction and performance of this Supplemental Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Supplemental Agreement shall continue to exercise their respective rights under this Supplemental Agreement and perform their respective obligations under this Supplemental Agreement.

6    Severability

6.1
This Supplemental Agreement shall constitute an inseparable part of the Original Agreement. Except for otherwise expressly revised or superseded herein, the provisions of the Original Agreement shall remain in effective.

6.2
In the event that one or several of the provisions of this Supplemental Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Supplemental Agreement shall not be affected or compromised in any aspect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

7       Language and Counterparts

This Supplemental Agreement is written in both Chinese and English language in two copies, each Party having one copy with equal legal validity; in case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

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Strictly Confidential

Supplemental Agreement to Exclusive Business Cooperation Agreement

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Supplemental Agreement to Exclusive Business Cooperation Agreement as of the date first above written.

Party A: Henan Sky Fortune Ecological Technology Co., Ltd.

By: /s/ Feng Hexi__________________
Name: Feng Hexi
Title：Legal Representative

Party B: Jiaozuo Yida Vegetable Oil Co., Ltd.

By: /s/ Feng Hexi__________________
Name: Feng Hexi
Title：Legal Representative

Strictly Confidential